Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Reports Financial Results for the Three Months Ended May 12, 2010 and Announces Investor Conference Call

CARLSBAD, Calif.—(BUSINESS WIRE)—May 12, 2010 Orange 21 Inc. (OTC:ORNG.PK), a leading designer, producer and distributor of sunglasses, prescription eyewear, snow and motocross goggles, and branded apparel and accessories for the action sports, motorsports, snowsports and lifestyle markets, today announced financial results for the quarter ended March 31, 2010.

Consolidated net sales for the three months ended March 31, 2010 increased to $8.3 million from $7.4 million for the three months ended March 31, 2009. Domestic net sales, including net sales for the U.S. and Canada, represented 79% and 78% of total net sales for the three months ended March 31, 2010 and 2009, respectively, while foreign net sales represented 21% and 22% of total net sales for the three months ended March 31, 2010 and 2009, respectively. Sales were up for all customer classes, especially for our key accounts and close out retailers.

We incurred a net loss of $0.9 million for the three months ended March 31, 2010, compared to a net loss of $0.8 million for the three months ended March 31, 2009. The net losses for the three months ended March 31, 2010 and 2009 included $134,000 and $130,000, respectively, in non-cash share-based compensation costs calculated in accordance with FASB authoritative guidance.

“We believe that our cost cutting initiatives taken during late 2008 and throughout 2009 as a result of the economic downturn as well as our refocused sales and marketing and development initiatives are beginning to show some positive results,” commented Stone Douglass, the Company’s Chief Executive Officer. Mr. Douglass added, “We believe our Spy brand remains strong and we are very excited about the release of our new O’Neill and Margaritaville brands, as well as other potential opportunities the Company is currently working on.”

Investor Conference Call

We invite you to join us for an investor conference call on Monday, May 17, 2010 at 1:30, p.m. Pacific Time. The dial-in number for the call in North America is 1-888-396-2356 and 1-617-847-8709 for international callers. The participant pass code is 87260429. The call will also be webcast live on the internet and can be accessed by logging onto www.orangetwentyone.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning approximately two hours after the completion of the call on May 17, 2010. The audio replay dial-in number for North America is 1-888-286-8010 and 1-617-801-6888 for international callers. The replay pass code is 62499575.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sports, motorsports, snowsports and lifestyle markets under the brands Spy Optic, O’Neill and Margaritaville.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding our future prospects, possible future losses, new opportunities, potential cost saving measures and related benefits, improved efficiencies and our new O’Neill and Margaritaville product offerings are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: the general conditions of the domestic and global economy, changes in consumer discretionary spending; changes in the value of the U.S. dollar, Canadian dollar and Euro; changes in commodity prices; our ability to source raw materials and finished products at favorable prices; risks related to the limited visibility of future orders; our ability to continue to develop, produce and introduce innovative new products in a timely manner; our ability to identify and execute successfully cost-control initiatives without adversely impacting sales; the performance of new products and continued acceptance of current products; our execution of strategic initiatives and alliances; uncertainties associated with intellectual property protection for our products; and other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although, we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. Moreover, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

Contact:

Orange 21 Inc.
A. Stone Douglass, Chief Executive Officer
760-804-8420
Fax: 760-804-8442
www.orangetwentyone.com

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets
Cash	$870	$654
Accounts receivable, net	4,939	5,886
Inventories, net	8,340	7,759
Prepaid expenses and other current assets	995	1,036
Income taxes receivable	38	56

Total current assets	15,182	15,391
Property and equipment, net	4,384	4,892
Intangible assets, net of accumulated amortization of $730 and $714 at March 31, 2010 and December 31, 2009, respectively	265	296
Other long-term assets	79	92

Total assets	$19,910	$20,671

Liabilities and Stockholders’ Equity
Current liabilities
Lines of credit	$2,180	$3,750
Current portion of capital leases	502	395
Current portion of notes payable	722	723
Accounts payable	4,276	5,431
Accrued expenses and other liabilities	3,357	3,350

Total current liabilities	11,037	13,649
Capitalized leases, less current portion	681	812
Notes payable, less current portion	3,231	308
Deferred income taxes	392	404

Total liabilities	15,341	15,173
Stockholders’ equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 11,927,954 and 11,903,943 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	1	1
Additional paid-in-capital	40,648	40,515
Accumulated other comprehensive income	749	874
Accumulated deficit	(36,829)	(35,892)

Total stockholders’ equity	4,569	5,498

Total liabilities and stockholders’ equity	$19,910	$20,671

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Net sales	$8,268	$7,421
Cost of sales	4,547	3,790

Gross profit	3,721	3,631
Operating expenses:
Sales and marketing	1,990	1,764
General and administrative	1,962	2,147
Shipping and warehousing	278	271
Research and development	380	225

Total operating expenses	4,610	4,407

Loss from operations	(889)	(776)
Other income (expense):
Interest expense	(85)	(92)
Foreign currency transaction gain	66	61
Other expense	—	(17)

Total other expense	(19)	(48)

Loss before provision for income taxes	(908)	(824)
Income tax provision (benefit)	29	(20)

Net loss	$(937)	$(804)

Net loss per share of Common Stock
Basic	$(0.08)	$(0.08)

Diluted	$(0.08)	$(0.08)

Shares used in computing net loss per share of Common Stock
Basic	11,927	10,144

Diluted	11,927	10,144